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                                                                    Exhibit 99.1

                               [THE BON-TON LOGO]
                                  NEWS RELEASE

FOR IMMEDIATE RELEASE                                   CONTACT:
---------------------                                   --------
                                                        Mary Kerr
                                                        Vice President
                                                        Corporate Communications
                                                        (717) 751-3071

             THE BON-TON STORES, INC. COMPLETES SALE OF PROPRIETARY
                      CREDIT CARD TO HSBC RETAIL SERVICES

     YORK, PA, JULY 11, 2005 -- THE BON-TON STORES, INC. (NASDAQ: BONT) announced that on Friday, July 8, 2005, it completed the sale of its proprietary credit card business to HSBC Retail Services. Under the terms of the agreement between Bon-Ton and HSBC previously reported in Bon-Ton's June 21, 2005 press release, HSBC acquired Bon-Ton's portfolio of existing private label credit card accounts and the outstanding balances associated with those accounts. Bon-Ton received $316 million in gross proceeds representing cash for the account balances outstanding plus a 5% premium. This amount will be used for the repayment of $226 million representing the net amount sold under the Bon-Ton's accounts receivable securitization facility, with the remaining proceeds of $90 million used to reduce debt outstanding under its revolving credit facility and for general corporate purposes. As stated in the previous press release, no changes are planned to Bon-Ton's credit card loyalty reward programs and customers should continue to use their Bon-Ton credit cards in the same manner as they do today.

     The Bon-Ton Stores, Inc. operates 139 department stores and two furniture stores in 16 states from the Northeast to the Midwest under the Bon-Ton and Elder-Beerman names. The stores carry a broad assortment of quality brand-name fashion apparel and accessories for women, men and children, as well as distinctive home furnishings. For further information, please visit the investor relations section of Bon-Ton's website at www.bonton.com/investor/home.asp.

Statements made in this press release, other than statements of historical information, are forward looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally, additional competition from existing and new competitors, uncertainties associated with opening new stores or expanding or remodeling existing stores, the Company's presence in and dependence on limited geographic markets, the ability to attract and retain qualified management, the dependence upon key vendor relationships and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company's actual results to differ from those contained in these forward looking statements are discussed in greater detail in the Company's periodic reports filed with the Securities and Exchange Commission.

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